EXHIBIT 99.1

American National Announces Fourth Quarter and Full Year 2021 Results

GALVESTON, Texas, Feb. 22, 2022 (GLOBE NEWSWIRE) -- American National Group, Inc. (NASDAQ: ANAT) and subsidiaries (collectively, the “Company”) announced net income for the fourth quarter of 2021 of $250.1 million or $9.30 per diluted share, compared to net income of $306.4 million or $11.40 per diluted share for the same period in 2020. The reduction in net income in the fourth quarter of 2021 was primarily due to a $67.3 million decrease in net gains on equity securities and a reduction in after-tax adjusted net operating income of $30.2 million, partially offset by an increase in realized investment earnings of $44.2 million.

Net gains on equity securities were $120.7 million or $4.49 per diluted share in the fourth quarter of 2021, compared to $188.0 million or $6.99 per diluted share for the same period in 2020. The Company sold the majority of its equity securities portfolio in the fourth quarter of 2021. While the sale resulted in a taxable gain, the impact to net income was limited to the after-tax change in fair value of the portfolio during the fourth quarter of 2021 since equity securities have been marked to market value each reporting period prior to the sale of the portfolio.

Net realized investment earnings for the fourth quarter of 2021 were $59.0 million or $2.19 per diluted share, compared to $14.8 million or $0.55 per diluted share for the same period in 2020. The increase in net realized investment earnings was primarily attributable to an increase in sales and realized gains from real estate development properties reflecting more favorable market conditions compared to the prior period.

After-tax adjusted net operating income for the fourth quarter of 2021 was $73.4 million or $2.73 per diluted share, compared to $103.6 million or $3.86 per diluted share for the same period in 2020. The decrease reflects a previously reported non-recurring $23.0 million change in estimate that increased annuity segment earnings in the fourth quarter of 2020 and an operating loss in our life insurance business from increased death claims in 2021 partially as a result of the ongoing COVID-19 pandemic.

Net income for the twelve months ended December 31, 2021 was $699.3 million or $26.01 per diluted share compared to net income of $467.5 million or $17.39 per diluted share for the same period in 2020. The $231.8 million increase in net income was primarily due to a $195.0 million increase in net realized investment earnings and a $50.6 million increase in net gains on equity securities, partially offset by $16.9 million in expenses related to the pending merger with Brookfield Asset Management Reinsurance Partners Ltd.

Net gains on equity securities for the twelve months ended December 31, 2021 were $332.1 million or $12.35 per diluted share, compared to net gains on equity securities of $281.5 million or $10.47 per diluted share for the same period in 2020 due to more favorable market conditions in 2021.

Net realized investment earnings for the twelve months ended December 31, 2021 were $156.7 million or $5.83 per diluted share, compared to net realized investment losses of $38.3 million or $1.42 per diluted share for the same period in 2020. The increase in net realized investment earnings in 2021 is primarily driven by a recovery in estimated credit loss in 2021 related to our commercial mortgage loans reflecting improved market conditions and increased realized gains from the sale of real estate development properties.

After-tax adjusted net operating income for the twelve months ended December 31, 2021 was $227.4 million or $8.46 per diluted share, compared to $224.3 million or $8.34 per diluted share for the same period in 2020. The increase in adjusted net operating income reflects an increase in earnings from our corporate and other segment driven by higher investment income and improved earnings in our annuity segment, partially offset by lower earnings in our life segment due to adverse mortality experience.

For the twelve months ended December 31, 2021, total life insurance in force increased by $8.7 billion to $136.9 billion and book value per share increased $19.96 to $260.16.

Update Regarding Pending Merger with Brookfield Asset Management Reinsurance Partners Ltd.

As previously announced, the Company entered into a merger agreement with Brookfield Asset Management Reinsurance Partners Ltd. ("Brookfield Reinsurance") and its wholly-owned merger subsidiary on August 6, 2021. Subject to the conditions set forth in the merger agreement, at the closing of the transaction, the Company will become a wholly owned subsidiary of Brookfield Reinsurance and each then-outstanding share of the Company’s common stock will be converted into the right to receive $190.00 per share in cash, for total merger consideration of approximately $5.1 billion. As previously disclosed, the merger is expected to close in the first half of 2022.

Shortly after the merger agreement was executed, the Company’s two largest stockholders delivered written consents that adopted the merger agreement. Because those two stockholders hold approximately 59.8% of the Company’s outstanding shares of common stock, no further stockholder approval is required in connection with the transactions contemplated by the merger agreement. As a result, after those stockholder consents were delivered, the Company’s board of directors no longer had the right to consider unsolicited competing acquisition proposals from third parties or to exercise a “fiduciary out” and no such third-party proposal has been received.

On September 17, 2021, the Company began mailing the definitive information statement and appraisal rights notice to the Company’s stockholders, and that document is available in the EDGAR system on the SEC’s website at www.sec.gov. As disclosed in the definitive information statement, any stockholder who wished to demand appraisal rights for its shares was required to deliver its demand no later than October 7, 2021, the 20th day after the information statement was first mailed to stockholders. Prior to that deadline, the Company received only one purported appraisal demand, which was submitted by the owner of 2,000 shares of common stock (less than 0.01% of the Company’s outstanding shares).

On August 27, 2021, the Company and Brookfield Reinsurance filed the required notifications for antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). The waiting period under the HSR Act expired on September 27, 2021.

Because (i) the required stockholder approval for the merger has been obtained, (ii) the information statement and appraisal rights notice has been sent to stockholders and (iii) the HSR Act waiting period has expired, the only remaining significant closing condition is the receipt of the required regulatory approval from the insurance authorities in Texas, Missouri, New York, Louisiana, and California. On September 3, 2021, Brookfield Reinsurance made the required Form A filings with each of these state insurance regulators. Those regulators are reviewing the filings and the insurance regulatory process has been moving forward consistent with our prior disclosures, and we continue to expect to complete the Merger before the end of the first half of 2022. However, because state insurance regulatory approval remains outstanding, the Company cannot provide assurance the Merger will be completed on the terms or timeline currently contemplated, or at all.

GAAP Reconciliation of Non-GAAP Measures

A reconciliation of GAAP net income to adjusted net operating income, a non-GAAP measure, is shown in the table below:

American National Consolidated Financial Highlights
(Preliminary & Unaudited in $USD millions, except per share data)

	Quarters Ended December,		Years Ended December 31,
	2021	2020	2021	2020
Net income (GAAP basis)	$250.1	$306.4	$699.3	$467.5
Adjustments to eliminate the impact of:
Net gains on equity securities(1)	$120.7	$188.0	$332.1	$281.5

Adjustments to eliminate the impact of:
Net realized investment gains	$11.5	$8.1	$51.0	$28.2
(Increase) decrease in credit loss	2.6	(0.6)	20.1	(82.8)
Equity in earnings of unconsolidated real estate joint ventures and other investments	45.2	7.6	86.3	17.3
Net income attributable to noncontrolling interest	0.3	0.3	0.7	1.0
Net realized investment earnings (losses)	$59.0	$14.8	$156.7	$(38.3)

Adjustments to eliminate the impact of:
Nonrecurring Merger expenses	$(3.0)	$—	$(16.9)	$—
Net nonrecurring expenses	$(3.0)	$—	$(16.9)	$—

Adjusted net operating income(2) (non-GAAP basis)*	$73.4	$103.6	$227.4	$224.3

Per diluted share
Net income (GAAP basis)	$9.30	$11.40	$26.01	$17.39
Net gains on equity securities	4.49	6.99	12.35	10.47
Net realized investment earnings (losses)	2.19	0.55	5.83	(1.42)
Net nonrecurring expenses	(0.11)	—	(0.63)	—
Adjusted net operating income(2) (non-GAAP basis)*	$2.73	$3.86	$8.46	$8.34

Weighted average number of diluted shares upon which computations are based	26,884,635	26,884,903	26,884,679	26,887,125

	As of
	December 31, 2021	December 31, 2020
Book value per diluted share	$260.16	$240.20

* This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 2 below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations.

(1) During the fourth quarter of 2021, we sold the majority of our equity securities portfolio.

(2) Adjusted net operating income excludes the after-tax impact of net gains (losses) on equity securities, net realized investment earnings (losses) and nonrecurring expenses. Net realized investment earnings (losses) are comprised of realized investment gains on assets (excluding equity securities), (increase) decrease in credit loss, and earnings from unconsolidated real estate joint ventures and other investments and non-controlling interests that do not back insurance products. Nonrecurring expenses are related to the pending merger with Brookfield Reinsurance.

American National Group, Inc. is a family of companies that has, on a consolidated GAAP basis, $31.3 billion in assets, $24.3 billion in liabilities and $7.0 billion in stockholders’ equity as of December 31, 2021. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A u’ rating by A.M. Best Company and an ‘A’ rating by S&P Global Ratings(1), both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the Company’s web site at www.AmericanNational.com.

(1) A.M. Best has placed American National’s issuer credit and financial strength ratings under review with developing implications and S&P Global Ratings has placed the ratings on CreditWatch with negative implications due to the pending merger with Brookfield Reinsurance.

Contact: Brody J. Merrill (409) 766-6826